U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  Statement of Changes in Beneficial Ownership

                       Filed   pursuant  to  Section  16(a)  of  the  Securities
                 Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


___      Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instructions 1(b).

1.       Name and Address of Reporting Person

         Daniel McKeithan
         8539 Via De Los Libros
         Scottsdale, AZ  85258-3508

2.       Issuer Name and Ticker or Trading Symbol

         Immucor, Inc./BLUD

3.       IRS or Social Security Number of Reporting Person (Voluntary)

         ###-##-####

4.       Statement for Month/Year

         04/2000

5.       If Amendment, Date of Original (Month/Year)

         N/A

6.       Relationship of Reporting Person to Issuer (check all applicable)

         X Director Officer (give title below) 10% Owner Other (specify below)




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TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security   (Instr.3)

         Common Stock, $.10 par value

2.       Transaction Date (Month/Day/Year)

         04/07/2000

3.       Transaction Code (Instr. 8)

         P

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         Amount               (A) or (D)            Price
         10,000                     A                $8.25/share

5.       Amount of Securities                    6.  Ownership Form:
         Beneficially Owned at                       Direct (D) or Indirect (I)
         End of Month                                 (Instr. 4)
         (Instr. 3 and 4)

               45,028 (as previously reported)            D
               10,000                                     D
                -----
               55,028  Total


 7.  Nature of Indirect
     Beneficial Ownership
     (Instr. 4)
      N/A
      N/A

TABLE          II - Derivative Securities Acquired, Disposed of, or Beneficially
               Owned  (e.g.,  puts,  calls,   warrants,   options,   convertible
               securities)

1.       Title of Derivative Security (Instr. 3)

         Stock Option - Right to Buy

2.       Conversion or Exercise Price of Derivative Security

         $8.25 per share

3.       Transaction Date (Month/Day/Year)

         04/07/2000

4.       Transaction Code (Instr. 8)

         X

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         (A)                        (D)
         N/A                        10,000

6.       Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable           Expiration Date
         01/02/1997                    01/02/2005

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)

         Title                                       Amount or Number of Shares
         Common Stock, $.10 par value                10,000

8.       Price of Derivative Security (Instr. 5)

         N/A

9.       Number of Derivative Securities Beneficially Owned at End of Month
          (Instr. 4)

                13,750 (as previously reported)
               (10,000)
                -------
                 3,750  Total

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

         D

11.      Nature of Indirect Beneficial Ownership (Instr. 4)

         N/A

Explanation of Responses:

N/A


/s/ Daniel McKeithan by Steven C. Ramsey as Power of Attorney
-------------------------------------------------------------
Signature of Reporting Person

5/10/2000
----------
Date